For Immediate Release

ACCEPTANCE INSURANCE ANNOUNCES NEW DIRECTORS

(Omaha, Nebraska, April 12, 2001). Acceptance Insurance Companies Inc. (NYSE: AIF) announced today that Myron L. Edleman and Richard L. Weill have been appointed Directors of the Company.

Mr. Edleman, 58, owns and operates Edleman Ranches and Split Rock Cattle Company in Willow Lake, South Dakota, and raises soybeans, corn and other crops. Mr. Edleman also is Past Chairman and a Director of AgAmerica Farm Credit Bank, the Farm Credit Council, the Farm Credit Foundation and a member of numerous agricultural trade associations.

Mr. Weill, 58, is Vice Chairman of MBIA Insurance Corporation (NYSE: MBIA), in Armonk, New York, responsible for insured portfolio management, investor and government relations and other MBIA operations. From the inception of the concept of municipal bond insurance in the late 1960s, Mr. Weill was involved with the entrepreneurial group that created MBIA and its predecessors. Mr. Weill also is a Trustee of the University of Nebraska Foundation and practiced law in Omaha, Nebraska prior to joining MBIA in 1989.

Acceptance Chairman Michael R. McCarthy said, “We are very pleased to have Myron and Dick join our Company’s Board of Directors. Our Nominating Committee sought individuals with a thorough understanding of production agriculture and insurance, and strong business experience. We could not have found two individuals better suited to help us continue the transformation of Acceptance into the country’s premier agricultural risk insurer, and more.”

Acceptance said Mr. Edleman was appointed in late March to fill a vacancy created by the resignation of Jay A. Bielfield, a director since 1992. Mr.Weill was appointed earlier this month and restores the Board to its traditional nine members.

Acceptance Insurance Companies Inc. is an insurance holding company providing specialized crop insurance products throughout the United States. American Agrisurance, the Company’s wholly owned crop insurance marketing subsidiary, is a widely recognized leader in the crop insurance industry.

Contacts:
Michael R. McCarthy
Chairman
Acceptance Insurance Companies Inc.
800.228.7217

John E. Martin
President and Chief Executive Officer
Acceptance Insurance Companies Inc.
800.228.7217